Exhibit 11

                           THE PROGRESSIVE CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                      (MILLIONS - EXCEPT PER SHARE AMOUNTS)

                                                       1997                       1996                         1995
                                            ------------------------------------------------------------------------------
                                                                  Per                       Per                      Per
                                                   Amount        Share        Amount       Share        Amount      Share
                                            ------------------------------------------------------------------------------
 BASIC:
 Net income                                        $400.0                     $313.7                    $250.5
 Less:  Preferred stock dividends                      --                      (3.5)                     (8.4)
        Excess Preferred Stock liquidation
          price over carrying value                    --                      (2.9)                        --
                                            ------------------------------------------------------------------------------
                                                   $400.0        $5.56        $307.3       $4.29        $242.1      $3.37
                                            ==============================================================================

 Average shares outstanding                          72.0                       71.6                      71.8
                                            ==============             ==============            ==============


 DILUTED:
 Net income                                        $400.0                     $313.7                    $250.5
 Less:  Preferred stock dividends                      --                      (3.5)                     (8.4)
        Excess Preferred Stock liquidation
          price over carrying value                    --                      (2.9)                        --
                                            ------------------------------------------------------------------------------
                                                   $400.0        $5.31        $307.3       $4.14        $242.1      $3.26
                                            ==============================================================================

 Average shares outstanding                          72.0                       71.6                      71.8
 Net effect of dilutive stock options                 3.3                        2.6                       2.4
                                            ------------------------------------------------------------------------------
 Total                                               75.3                       74.2                      74.2
                                            ==============================================================================